Exhibit 99.1

UNITY Biotechnology Announces Topline Results from the ASPIRE Phase 2b Study in Diabetic Macular Edema

Treatment with UBX1325 resulted in vision gains comparable to aflibercept at weeks 24 and 36 in difficult-to-treat patient population

UBX1325 was non-inferior to aflibercept at week 24 (>90% confidence interval), but did not meet statistical non-inferiority on the average of weeks 20 and 24, the primary analysis endpoint (met at 88% confidence interval)

UBX1325-treated patients had a +5.2 letter gain in visual acuity at 24 weeks and a +5.5 letter gain at 36 weeks

UBX1325 was numerically superior to aflibercept at 7 out of 10 time points in a pre-specified population with moderately aggressive disease

UNITY to host investor call with retinal expert Robert B. Bhisitkul, MD, PhD, today, March 24 at 8:00 a.m. ET

SOUTH SAN FRANCISCO, Calif., March 24, 2025 - UNITY Biotechnology, Inc. (“UNITY”) [NASDAQ: UBX], a biotechnology company developing therapeutics to slow, halt or reverse diseases of aging, today announced topline results from the Phase 2b ASPIRE clinical trial of intravitreal UBX1325 in patients with diabetic macular edema (DME) who had poor vision despite prior anti-VEGF treatment. The study results include data from all patients through 24 weeks, and the majority of patients through 36 weeks. UBX1325 treatment led to visual acuity gains of over 5 letters from baseline at weeks 24 and 36, and achieved non-inferiority to aflibercept at 9 out of 10 time points through 36 weeks, except for the average of weeks 20 and 24, where it achieved non-inferiority at an 88% confidence interval (compared to a 90% threshold pre-specified as primary analysis endpoint).

“We are excited that UBX1325 showed robust vision improvements in a difficult to treat patient population,” said Anirvan Ghosh, PhD, chief executive officer of UNITY. “The results also suggest that UBX1325 may provide greater vision gains than standard of care in patients with moderately aggressive disease. We look forward to advancing UBX1325 to late-stage studies against aflibercept in DME patients with inadequate response to anti-VEGF therapies.”

Of the 1.7 million people in the U.S. with DME, approximately 750,000 patients have been diagnosed and are being treated. For the last 20 years, the standard of care for DME treatment has been anti-VEGF-related agents. Despite vision improvements and stabilization with anti-VEGF therapy, one half of patients have a sub-optimal response and discontinue treatment after 6 months. For those that do respond, their vision gains generally plateau after 24 months of treatment and eventually start to decline despite cycling through different anti-VEGF treatment options.

Phase 2b ASPIRE Topline Results from all subjects through 24 weeks and the majority of subjects through 36 weeks:

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Non-inferior visual gains in Best-Corrected Visual Acuity (BCVA) compared to leading anti-VEGF product
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UBX1325-treated patients had a mean change in BCVA of +5.2 ETDRS letters from baseline to 24 weeks, representing a difference of +0.4 ETDRS letters compared to the aflibercept arm
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UBX1325-treated patients had a mean change in BCVA of +5.5 ETDRS letters from baseline to 36 weeks, representing a difference of +0.2 ETDRS letters compared to the aflibercept arm
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UBX1325 was non-inferior to aflibercept at all time points through 36 weeks, except for the average of weeks 20 and 24

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Patients on UBX1325 had an increase in Central Subfield Thickness (CST) at weeks 16 and 20, which resulted in supplemental anti-VEGF treatments in patients with significant CST gain
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Sub-groups with consistent and durable vision gains with UBX1325
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UBX1325 generally outperformed aflibercept in patients who had moderate disease severity (baseline CST < 400 microns, representing ~60% of study patients) (pre-specified analysis)
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Patients who switched from aflibercept as their anti-VEGF treatment prior to study enrollment to UBX1325 had the most consistent and durable vision gains (pre-specified analysis)
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Favorable safety and tolerability profile
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UBX1325 continues to demonstrate a favorable safety and tolerability profile across multiple clinical studies to date
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There have been no cases of intraocular inflammation, retinal artery occlusion, endophthalmitis or vasculitis across multiple studies

“Achieving durable improvements in visual acuity via an entirely new mechanism of action as seen in this study is remarkable and would be invaluable for patients receiving sub-optimal response from current treatment options,” said David S. Boyer, MD, partner at Retina Vitreous Associates Medical Group and adjunct clinical professor of ophthalmology at Keck School of Medicine of USC. “Currently, about half of all patients don’t get optimal results from standard of care treatment and end up cycling through various anti-VEGF-based treatments which do not provide additional vision benefit. UBX1325, if approved, could help patients break out of this burdensome cycle and would be a welcome treatment alternative for patients.”

UBX1325 is a novel BCL-xL inhibitor that is designed to eliminate senescent cells in diabetic retinal blood vessels, while leaving healthy ones intact. UBX1325 is administered via intravitreal injections that are standard procedure in clinical practice, minimizing treatment complexity and reducing the challenges of adapting to other technologies or surgical procedures.

UNITY anticipates the complete 36-week data results of the remaining patients in the second quarter of 2025.

About the ASPIRE Study

ASPIRE is a multi-center, randomized, double-masked, active-controlled Phase 2b study designed to evaluate the safety and efficacy of UBX1325 in comparison to aflibercept in previously treated patients with active DME who are not achieving optimal benefit from standard of care. The study enrolled 52 subjects who were randomized 1:1 to receive either 10 μg UBX1325, or 2 mg of aflibercept control injections every eight weeks for six months after randomization. The primary efficacy endpoint is non-inferiority to aflibercept as assessed by mean change from baseline in Best Corrected Visual Acuity (BCVA) to the average of weeks 20 and 24. Additional information about ASPIRE (NCT06011798) can be found here.

Conference Call at 8:00 a.m. ET Today

UNITY will host a video conference call and webcast for investors and analysts today at 8:00 a.m. ET to discuss the UBX1325 clinical data. Robert B. Bhisitkul, MD, PhD, of University of California San Francisco School of Medicine, as well as members of the UNITY senior management team will lead the discussion on the 24- and 36-week ASPIRE study results. The live webcast can be accessed in the “Investors and Media” section of our website, www.unitybiotechnology.com, under “Events & Presentations” or by clicking here. A replay will be available two hours after the completion of the call and can be accessed in the “Investors & Media” section of our website, under “Events & Presentations.”

About UBX1325

UBX1325 is an investigational compound being studied in retinal diseases, including DME, and is not approved for any use in any country. UBX1325 is a potent small molecule inhibitor of BCL-xL, a member of the BCL-2 family of apoptosis regulating proteins. UBX1325 is designed to inhibit the function of proteins that senescent cells rely on for survival. The

Phase 2 BEHOLD study in patients with DME demonstrated that a single injection of UBX1325 resulted in a statistically significant and clinically meaningful improvement in mean BCVA through 48 weeks compared to sham treatment. In preclinical studies, UNITY has demonstrated that targeting BCL-xL with UBX1325 preferentially eliminated senescent cells from diseased tissue while sparing cells in healthy tissue. UNITY’s goal with UBX1325 is to transformationally improve real-world outcomes for patients with retinal disease.

About UNITY

UNITY is developing a new class of therapeutics to slow, halt, or reverse diseases of aging. UNITY’s current focus is on creating medicines to selectively eliminate or modulate senescent cells and thereby provide transformative benefit in age-related ophthalmologic and neurologic diseases. More information is available at www.unitybiotechnology.com or follow us on X and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements including statements related to UNITY’s understanding of cellular senescence and the role it plays in diseases of aging, the potential for UNITY to develop therapeutics to slow, halt, or reverse diseases of aging, including for ophthalmologic and neurologic diseases, UNITY’s expectations regarding potential benefits, activity, effectiveness, safety, and market opportunity of UBX1325, the potential for UNITY to successfully commence and complete clinical studies of UBX1325 for DME and other ophthalmologic diseases, the expected timing of results of the clinical trial in UBX1325, and UNITY’s expectations regarding the sufficiency of its cash runway. These statements involve substantial known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements, including risks related to delay or disruption in clinical trials, risks relating to the uncertainties inherent in the drug development process, risks relating to UNITY’s understanding of senescence biology, and risks related to UNITY’s ability to raise funding.

This press release also contains data from third parties relating to market size and treatment outcomes, which involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. The Company may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this press release represent our views as of the date of this release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this release. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general and the sufficiency of its cash runway, see UNITY’s most recent Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on March 7, 2025, as well as other documents that may be filed by UNITY from time to time with the Securities and Exchange Commission.

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